Exhibit 10.1

April 17, 2026

Tom Sabol

1432 W. Windward CT

Desert Hills, AZ 85086

Dear Tom,

Amtech Systems, Inc. is pleased to offer you the position of Chief Financial Officer, effective on May 14, 2026, reporting to Bob Daigle, Chief Executive Officer. The following is the compensation and benefits being offered to you:

•
Your annual salary will be $350,000.
•
You will be paid on a bi-weekly basis, with each paycheck issued one week in arrears.
•
Group medical, dental and vision coverage (approximately 82% currently paid by Amtech and employee contributions are pre-tax).
•
HSA or HRA medical plan option.
•
Life insurance equals 2x annual base salary paid 100% by Amtech.
•
Short-term disability coverage paid 100% by Amtech.
•
Long-term disability coverage is paid 100% by Amtech.
•
401(k) Plan with discretionary company match.
•
Section 125 flexible spending account option.
•
Vacation of 4 weeks per year and sick leave of one week per year (earned over your first year of employment).

You will be eligible to participate in Amtech’s annual incentive bonus program at the end of our fiscal year. The EBITDA bonus pool is established when Amtech meets profit performance criteria established by the Amtech Board of Directors (the “Board’), and earned dependent upon Amtech’s level of achievement and your individual performance. Your target bonus will be 50% of base salary (60% cash, 40% restricted stock). In addition, you will receive a grant of 45,000 Stock Options (ISOs & NQs), subject to Board approval and in accordance with Amtech’s 2022 Equity Incentive Plan, as amended, and related option documents. The stock option grant will vest in three equal increments on the 1 year, 2 year and 3-year anniversary dates of the grant date. Additional stock compensation is typically awarded on an annual basis in the first half of the new fiscal year.

In this position, your responsibilities will include, but are not limited to:

•
Lead the finance team and oversee financial IT systems.
•
Take responsibility (either directly or via staff) for all cash management, investments, insurance, budgeting, and financial reporting, and help drive the company’s financial strategy.
•
Establish effective processes for efficient and timely measurement and analysis of operating results.
•
Analyze internal operations and identify areas for financial performance improvement.
•
Work with senior managers to efficiently develop budgets and improvement plans.
•
Monitor business performance and establish corrective measures as needed.

•
Ensure cash flow is compatible with operations by overseeing day-to-day accounting, recording, reporting, and internal-control activities of the organization.
•
Maintain systems and processes for SOX compliance.
•
Comply with national and local financial requirements and take actions needed to comply with new legislation.
•
Perform risk management through analysis of company liabilities and investments and evaluate and manage capital structure and fundraising initiatives.
•
Prepare detailed reports needed for earnings calls, board meetings, and management teams.
•
Manage investor relations efforts.

This offer is contingent upon successful completion of all hiring process requirements, which include professional references, satisfactory documents concerning employment eligibility and successful completion of a drug screening and a background investigation.

Amtech is an at-will employer, and as such, all offers of employment are at-will. Nothing in this letter creates or implies a contract of employment. The initial terms of your employment with Amtech Systems, Inc. are solely those expressed in writing in the letter. No previous promises, representations, or understandings related to your offer of employment shall apply. Employer contributions for employee benefits are discretionary and subject to change.

In the event of a Change in Control (“CIC”) of the Company (as defined in the Amtech Systems, Inc. 2022 Equity Incentive Plan, as amended), you will be entitled to the following benefits, subject to your execution of (and continued compliance with) Amtech Systems Proprietary Information and Innovations Non-Compete Agreement, as well as reasonable support transition to the new CFO:

1.
Cash Severance: A lumpsum cash payment equal to twelve (12) months of your then current base salary, payable within 60 days following the CIC.
2.
Equity Acceleration: Immediate acceleration of 100% of all unvested equity awards outstanding as of the CIC date.

Termination Without Cause: In the event that your employment is terminated without Cause (as defined in this Agreement), and subject to your execution and non-revocation of a separation and release agreement in a form acceptable to the Company, you will be entitled to the following benefits:

1.
Cash Severance: A lump sum cash payment equal to 3 (three) months of your current base salary.

For purposes of this Agreement, the term “Cause” shall mean any one or more of the following: (A) your material breach of this Agreement (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable); (B) the intentional nonperformance of lawful instructions of the Board (continuing for thirty (30) days after receipt of written notice of need to cure, if, in the Company’s determination, such breach is curable) of any of your material duties and responsibilities; (C) your willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company; (D) your conviction of, or guilty or nolo contendre plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company (not including traffic offenses unless such traffic offense resulted in death); (E) a confirmed positive drug test result for an illegal drug while performing services for the Company; or (F) a material sanction is imposed on you by any applicable professional organization or professional governing body.

Amtech is a company with excellent opportunities for accelerated growth and performance improvement. We extend this offer because we sincerely want you to be a part of our team and are convinced you have much to contribute to our efforts to revitalize the company and create meaningful value.

This offer is valid until April 23, 2026. Please complete and return a signed copy of this offer letter to me, Angi Larson. By signing below, you verify that there are no restrictions, contractual or otherwise, that might prohibit your employment with Amtech Systems.

We look forward to working with you.

Sincerely,

Angi Larson

Angi Larson

Chief Human Resources Officer

I, Tom Sabol, accept this offer and the terms of employment as outlined in this offer letter with an intended start date of Thursday, May 14, 2026.

04/23/2026
Date